                July 16, 2008

Personal & Confidential

Harry W. Zike

639 Westwood Drive

Birmingham, MI 48009

Dear Harry:

We are pleased to confirm to you our offer of employment with Energy Conversion Devices, Inc. (the “Company”) according to the terms set forth in this letter:

Position/Title:	You will serve as the Company’s chief financial executive with the title of Vice President and Chief Financial Officer.
Reporting:	In this role you will report directly to Mark Morelli President and CEO.
Commencement Date:

We expect you to commence your employment as a Vice President on a mutually agreed date as soon as practicable, but in no event later than July 28, 2008. However, we expect you to begin serving in your role as chief financial officer with the title of Vice President and Chief Financial Officer effective on September 1, 2008, unless an earlier date is requested by the Company.

Base Salary:	Your base salary will be $320,000 per annum, payable every other week (26 pays per year) and subject to periodic adjustment in accordance with the Company’s executive compensation program.
Initial Equity Grants:

On your first day of employment, you will receive a grant of 10,000 stock options under the Company’s 2006 Stock Incentive Plan, vesting 0%, 33-1/3%, 33-1/3%, and 33-1/3%, respectively, on each anniversary of the grant date over four years. Your stock options will be evidenced by a separate award agreement issued in accordance with this plan.

Severance Plan:

You will participate in the Company’s Executive Severance Plan, under which you will be entitled to receive 12 months of severance benefits upon a “Qualifying Termination” (as defined in the plan). Your participation in and rights under this plan will be evidenced by a separate Participant Agreement issued under the plan. The Executive Severance Plan Agreement and Acceptance Letter will be provided to you via email.

Transition Assistance:	Within 30 days following the commencement of your employment, you will receive a signing bonus of $15,000.
Annual Incentive Plan:

You will participate with other senior management in the Company's Annual Incentive Plan, with your initial target payout under the plan set at 60% of your annual base salary. Your participation in and rights under this plan will be evidenced by a separate award letter pursuant to the terms of the plan.

Harry W. Zike

July 16, 2008

Long Term Incentive:

You will be eligible for annual stock awards as a component of the Company’s executive compensation program, with your initial target award having an aggregate fair market value on the date of grant set at 70% of your annual base salary. The amounts, terms and timing of any stock awards will be determined by the Compensation Committee, and the valuation will be based on application of the stock-based compensation pricing model as then adopted by the Company. Your annual stock awards will be evidenced by separate award agreements issued in accordance with the Stock Plan.

Other Benefit Plans:

You will be eligible for the standard retirement and other health and welfare benefit programs provided for officers of the Company, subject to the right of the Company to amend or rescind such programs in accordance with their terms. Without limiting the generality of the foregoing, these benefits currently include: medical, dental, vision, life, accidental death and disability insurance and a 401(k) savings plan. See the enclosed brochure for more details regarding these plans.

You will be eligible for twenty (20) days of vacation per calendar year of employment, treated on a prorated basis (based on your start date) for calendar year 2008. You are immediately eligible for the fourteen (14) company holidays scheduled during each calendar year as well as two (2) personal days which will also be prorated for calendar year 2008.

Separation:	Your employment will be "at will". Either you or the Company may terminate your employment at any time for any reason.
Representations:

You represent and warrant to the Company that there are no contractual or legal impediments that restrict your acceptance of this employment in accordance with the terms set forth herein and that you will not bring to your employment or use in connection with such employment any confidential or proprietary information or property that you used or had access to by reason of any previous employment that is the property of any previous employer.

Assignment/Successors:

This letter agreement is personal in its nature and neither of the parties will, without the consent of other, assign or transfer this letter agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this letter agreement will, subject to its provisions, be binding upon and inure to the benefit of such successor and such successor will discharge and perform all the promises, covenants, duties, and obligations of the Company under this letter agreement, and all references herein to the “Company” will refer to such successor.

Governing Law/Disputes:

Any disputes that may arise involving the terms of this letter agreement or your employment with the Company will be resolved exclusively by final and binding arbitration before the American Arbitration Association; provided that the Company may seek equitable relief for violations of this letter agreement by you pending the outcome of arbitration proceedings. The

Harry W. Zike

July 16, 2008

award of the arbitrator will be entered in any court of competent jurisdiction. The validity, interpretation and performance of this letter agreement will be governed by the laws of Michigan, regardless of the laws that might be applied under applicable principles of conflicts of laws.

All cash amounts referred to in this letter agreement are subject to applicable tax withholding. This letter agreement, including the various separate agreements referred to in this letter agreement, embodies our entire understanding and supersedes all prior understandings, whether oral or written, relating to this offer. If there is any conflict between a term of this letter agreement and the applicable separate agreement referred to in this letter agreement, the separate agreement will govern. This letter agreement cannot be amended or otherwise modified except in writing signed by you and the Company.

This offer is contingent upon the successful completion of a background check (Release Authorization Form, this form already completed and signed by you on July 10, 2008), and a satisfactorily completion of a pre-employment drug screen. The results must be received prior to your start date.

We look forward to welcoming you to the Company.

Sincerely yours,

ENERGY CONVERSION DEVICES, INC.

/S/ Art Rogers

Art Rogers

Vice President Human Resources

Accepted:

/S/ Harry W. Zike

Harry W. Zike

Attachments for your review:

•	Application for Employment (upon immediate completion, please fax to 248-844-2260)
•	Form I-9, Employment Eligibility Verification
•	Agreement for At-Will Employment
•	Mandatory Complaint Procedure
•	Code of Business Conduct and Ethics
•	Employee Confidentiality and Proprietary Information Agreement
•	Acceptable Computer Usage Policy
•	Third-Party Access Policy
•	Benefits Enrollment Guide
•	Annual Incentive Plan
•	2006 Stock Incentive Plan